EXHIBIT 4.1

DEBT EXCHANGE AGREEMENT

THIS DEBT EXCHANGE AGREEMENT (the “Agreement”) is entered into as of June 24, 2019, by and between Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604 (the “Company”), and Grigorios Siokas, a resident of Greece and Chief Executive Officer of Cosmos Holdings Inc. (the “Investor”).

W I T N E S S E T H

A. WHEREAS, the Investor has heretofore made certain loans of $ 1,101,666 as of June 23, 2019 to the Company (the “Indebtedness”), and desires to acquire shares of Common Stock at an exchange rate of $7.50 per share in exchange for the payment of $550,000 of these loans;

B. WHEREAS, the Company has agreed to issue 73,334 shares (the “Shares”) in exchange for the repayment of $550,000 of these loans; and

C. WHEREAS, the Exchange is being made in reliance upon the exemptions from registration provided by Sections 4(a)(2) and 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. On the date hereof, pursuant to Sections 4(a)(2) and 3(a)(9) of the Securities Act, the Investor hereby agrees to convey, assign and transfer the Indebtedness to the Company in exchange for which the Company agrees to issue the Shares to the Investor. On the date hereof, in exchange for the Indebtedness, the Company shall deliver or cause to be delivered to the Investor (or his designee) the Shares. The Company and the Investor shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

2. Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Shares may be tacked onto the holding period of the Indebtedness.

3. Representations and Warranties of the Investor.

(a) Investor Representation.

(i) Authority. The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out his obligations hereunder.

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(ii) Reliance on Exemptions. The Investor understands that the Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying, in part, upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

(iii) Transfer or Resale. The Investor understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Investor shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Investor provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the the Company (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares and such pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Investor effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other document, including, without limitation, this Section 3(a)(iii).

(iv) No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(v) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(vi) No Conflicts. The execution, delivery and performance by the Investor of this Agreement, and the consummation by the Investor of the transactions contemplated hereby will not (A) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (B) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(vii) Investment Risk; Sophistication. The Investor is acquiring the Shares hereunder in the ordinary course of its business. The Investor has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluation of the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risk of such investment. The Investor is an “accredited investor” as defined in Regulation D under the Securities Act.

(viii) Ownership of Shares. The Investor owns the Shares free and clear of any Liens (other than the obligations pursuant to this Agreement, liens in the ordinary course of business (e.g. bone fide margin account liens) and applicable securities laws).

4. Representations and Warranties of the Company.

The Company represents and warrants to Investor as follows:

(a) Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as currently being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, unless the failure to be so qualified or in good standing, as the case may be, would not have or would not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other document in connection with the Offering, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), constituting a “Material Adverse Effect”).

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(b) This Agreement has been duly and validly executed and delivered by the Company, and upon the execution and delivery of this Agreement by the Company and the performance by the Company of his obligations herein, this Agreement will constitute a legal, valid and binding obligation of the Company.

(c) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which the Company is a party.

(d) The Shares have been offered and sold to the Investor in accordance with the registration requirements of applicable securities laws.

(e) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against the Company that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(f) The Shares are free and clear of all liens, charges, encumbrances and restrictions of any kind and nature whatsoever, and none of the Shares is subject to any written or oral agreement, whatsoever, with respect to the voting thereof, the sale or pledge thereof (including, without limitation any option or right of first refusal to sell any such Shares), nor has any proxy been granted to any corporation, company, partnership, joint venture, other entity or natural person (a "Person") with respect to any of the Shares.

(g) There is no firm, corporation, entity, agency or Person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company.

(h) The Company shall take such additional steps, and shall execute and deliver such additional documents and instruments, at the Company’s expense, as shall be necessary to transfer to the Investor all of the Company’s right, title and interest in and to the Shares as provided in this Agreement, and to finalize the transfer of the Shares on the books and records of the Company.

5. Effective Date. Except as otherwise provided herein, this Agreement shall be deemed effective as of such date as the Company and the Investor shall have duly executed and delivered this Agreement (the “Effective Date”).

6. No Commissions. Neither the Company nor the Investor has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

7. No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with such offering or any prior offerings by the Company for purposes of Regulation D under the Securities Act.

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8. Miscellaneous.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

(b) The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

(c) A telefaxed or received e-mail copy of this Agreement shall be deemed an original.

(d) The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights at any time to enforce strict compliance thereafter with every other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

(f) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

(g) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(h) The representations, warranties, covenants and agreements of the Company and the Investor contained in this Agreement shall survive the closing of the transaction contemplated hereunder.

(i) This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon, and, inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

(j) Any notice, request, instrument or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally; if delivered via a nationally recognized overnight courier service to the party at the address first written above in the Preamble, on the second business day; or otherwise, within five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made or at such other address as the one party shall specify to the other party in writing.

(k) It is acknowledged, understood and agreed by the parties hereto that they had the opportunity to seek independent legal counsel of its choice prior to the execution and delivery of this Agreement. Any axiom of law requiring construction of a document against the draft or thereof is hereby waived.

(l) The parties hereto have freely, of their own respective will, executed this Agreement without any undue influence, coercion, duress or other circumstances to bring into question the validity, enforceability and/or execution of this Agreement.

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IN WITNESS WHEREOF, Investor and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

COSMOS HOLDINGS INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Chief Executive Officer

INVESTOR

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Chief Executive Officer

Aggregate Principal Amount of Indebtedness:

$550,000.00

Number of Shares Purchased: 73,334

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